Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors of PBF Holding Company LLC:

We consent to the use of our report with respect to the balance sheet of Paulsboro Refining Business as of December 16, 2010, and the related statements of income, changes in net parent investment, and cash flows for the period from January 1 through December 16, 2010 and for the year ended December 31, 2009, included herein, and to the references to our firm under the headings “Experts” in the registration statement.

/s/ KPMG LLP

San Antonio, Texas
November 26, 2012